                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G/A
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                                (Amendment No. 1)

                                 ORBIT/FR, INC.
                                (Name of Issuer)

                     Common Stock, par value $.01 per share
                         (Title of Class of Securities)

                                    685929101
                                 (CUSIP Number)

                                December 31, 1999
             (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [ ] Rule 13d-1(b)

                  [ ] Rule 13d-1(c)

                  [X] Rule 13d-1(d)

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the
Notes).
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CUSIP NO. 685929101                  13G/A                     PAGE 1 OF 7 PAGES



          NAME OF REPORTING PERSON

   1      IRS IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                            Orbit-Alchut Technologies, Ltd

          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [ ]
   2
                                                                         (b) [X]

   3      SEC USE ONLY

          CITIZENSHIP OR PLACE OF ORGANIZATION
   4
                            Israel

                                       SOLE VOTING POWER
                                 5
                                                (see Item 4)

         NUMBER OF                     SHARED VOTING POWER
           SHARES                6
        BENEFICIALLY                            (see Item 4)
          OWNED BY
            EACH                       SOLE DISPOSITIVE POWER
         REPORTING               7
           PERSON                               (see Item 4)
            WITH
                                       SHARED DISPOSITIVE POWER
                                 8
                                                (see Item 4)

          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   9
                                     3,700,000 (see Item 4)

   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            [ ]
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
   11
                                       60.7% (see Item 4)

          TYPE OF REPORTING PERSON*
   12
                                     CO


                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 685929101                  13G/A                     PAGE 2 OF 7 PAGES


          NAME OF REPORTING PERSON

   1      IRS IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                            Shulamit Stein Properties (Holding) Ltd.

          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [ ]
   2
                                                                         (b) [X]

          SEC USE ONLY
   3

          CITIZENSHIP OR PLACE OF ORGANIZATION
   4
                            Israel

                                       SOLE VOTING POWER
                                 5
                                                (see Item 4)

         NUMBER OF                     SHARED VOTING POWER
           SHARES                6
        BENEFICIALLY                            (see Item 4)
          OWNED BY
            EACH                       SOLE DISPOSITIVE POWER
         REPORTING               7
           PERSON                               (see Item 4)
            WITH
                                       SHARED DISPOSITIVE POWER
                                 8
                                                (see Item 4)

          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   9
                                     3,700,000 (see Item 4)

          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
   10
                                                                            [ ]

          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
   11
                                       60.7% (see Item 4)

          TYPE OF REPORTING PERSON*
   12
                                     CO


                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 685929101                  13G/A                     PAGE 3 OF 7 PAGES


          NAME OF REPORTING PERSON

          IRS IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
   1
                            Shulamit Stein

          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [ ]
   2
                                                                         (b) [X]

          SEC USE ONLY
   3

          CITIZENSHIP OR PLACE OF ORGANIZATION
   4
                            Israel

                                       SOLE VOTING POWER
                                 5
                                                    (see Item 4)

         NUMBER OF                     SHARED VOTING POWER
           SHARES                6
        BENEFICIALLY                                (see Item 4)
          OWNED BY
            EACH                       SOLE DISPOSITIVE POWER
         REPORTING               7
           PERSON                                   (see Item 4)
            WITH
                                       SHARED DISPOSITIVE POWER
                                 8
                                                    (see Item 4)

          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   9
                                     3,700,000 (see Item 4)

          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
   10
                                                                             [ ]

          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
   11
                                       60.7% (see Item 4)

          TYPE OF REPORTING PERSON*
   12
                                     IN


                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 685929101                  13G/A                     PAGE 4 OF 7 PAGES


          NAME OF REPORTING PERSON

          IRS IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
   1
                            Zeev Stein

          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [ ]
   2
                                                                         (b) [X]

          SEC USE ONLY
   3

          CITIZENSHIP OR PLACE OF ORGANIZATION
   4
                            Israel

                                       SOLE VOTING POWER
                                 5
                                                (see Item 4)

         NUMBER OF                     SHARED VOTING POWER
           SHARES                6
        BENEFICIALLY                            (see Item 4)
          OWNED BY
            EACH                       SOLE DISPOSITIVE POWER
         REPORTING               7
           PERSON                               (see Item 4)
            WITH
                                       SHARED DISPOSITIVE POWER

                                 8
                                                (see Item 4)

          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   9
                                     3,700,000 (see Item 4)

          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
   10
                                                                             [ ]

          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
   11
                                       60.7% (see Item 4)

          TYPE OF REPORTING PERSON*
   12
                                     IN


                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 685929101                  13G/A                     PAGE 5 OF 7 PAGES


Item 1(a)   Name of Issuer:

            Orbit/FR, Inc.  (the "Issuer")

ITEM 1(b)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            506 Prudential Road
            Horsham, PA 19044

ITEM 2(a)   NAME OF PERSON FILING:

            (i)    Orbit-Alchut Technologies, Ltd. ("Alchut")
            (ii) Shulamit Stein Properties (Holding) Ltd. ("Holding"): principal shareholder of Alchut
            (iii)  Shulamit Stein: principal shareholder of Holding
            (iv)   Zeev Stein: Chairman of the Board of Alchut

ITEM 2(b)   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

            c/o Orbit-Alchut Technologies, Ltd.
            18 Hakadar/Industrial Zone
            P.O.Box 3171
            Netanya 42131
            Israel

ITEM 2(c)   PLACE OF ORGANIZATION OR CITIZENSHIP:

            (i), (ii), (iii) & (iv):  Israel

ITEM 2(d)   TITLE OF CLASS OF SECURITIES:

            Common Stock, par value $.01 per share ("Common Stock")

ITEM 2(e)   CUSIP NUMBER:

            685929101

ITEM 3      IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR
            (c), CHECK WHETHER THE PERSON FILING IS A:

            Not applicable

CUSIP NO. 685929101                  13G/A                     PAGE 6 OF 7 PAGES


ITEM 4   OWNERSHIP.

         Alchut beneficially owns 3,700,000 shares, or 60.7%, of the Issuer. Shulamit Stein, Zeev Stein, the Chairman of the Board of the Issuer, and their families, through their beneficial ownership of Holding, beneficially own approximately 57% of the outstanding shares of Alchut, and therefore may be deemed, for purposes of Rule 13d-3 under the 1934 Act, to beneficially own the securities of the Issuer held by Alchut. As a member of the Board of Directors of Alchut, Zeev Stein share the power to vote/direct the vote of Alchut and the power to dispose/direct the disposition of the stock of the Issuer by Alchut. Alchut, Holding, Shulamit Stein and Zeev Stein are of the view that they are not acting as a "group" for purposes of Section 13(d) under the 1934 Act and that they are not otherwise required to attribute to each other the "beneficial ownership" of securities held by any of them.

         (a)      Amount Beneficially Owned:                          3,700,000

         (b)      Percent of Class:                                   60.7%

         (c)      Number of shares of Common Stock as to which such person has:

                  (i)      sole power to vote or to direct the vote

                           (i)      Alchut                            3,700,000
                           (ii)     Holding                            -0-
                           (iii)    Shulamit Stein                     -0-
                           (iv)     Zeev Stein                         -0-

                  (ii)     shared power to vote or to direct the vote

                           (i)      Alchut                             -0-
                           (ii)     Holding                           3,700,000
                           (iii)    Shulamit Stein                    3,700,000
                           (iv)     Zeev Stein                        3,700,000

                  (iii) sole power to dispose or to direct the disposition of:

                           (i)      Alchut                            3,700,000
                           (ii)     Holding                            -0-
                           (iii)    Shulamit Stein                     -0-
                           (iv)     Zeev Stein                         -0-

                  (iv) shared power to dispose or to direct the disposition of:

                           (i)      Alchut                             -0-
                           (ii)     Holding                           3,700,000
                           (iii)    Shulamit Stein                    3,700,000
                           (iv)     Zeev Stein                        3,700,000

CUSIP NO. 685929101                  13G/A                     PAGE 7 OF 7 PAGES

ITEM 5   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         Not applicable

ITEM 6   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not Applicable

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not Applicable

ITEM 8   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not Applicable

ITEM 9   NOTICE OF DISSOLUTION OF GROUP.

         Not Applicable

ITEM 10  CERTIFICATION.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

         After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

                                       Date: February 11, 2000

                                       Orbit-Alchut Technologies, Ltd.

                                       By: / s / Zeev Stein
                                           -------------------------------------
                                           Zeev Stein, Chairman

                                       Shulamit Stein Properties (Holding) Ltd.

                                       By: / s / Shulamit Stein
                                           -------------------------------------
                                           Shulamit Stein, Chairman

                                       / s / Zeev Stein
                                       -----------------------------------------
                                             Zeev Stein

                                       / s / Shulamit Stein
                                       -----------------------------------------
                                           Shulamit Stein